Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made as of the 6th day of May, 2004 (the “Effective Date”), by and between LNR ALEXANDRIA LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter called “Seller”), and LASALLE HOTEL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns the hotel known as the Hilton Old Town Alexandria in Alexandria, Virginia, and desires to sell such hotel to Purchaser on the terms and conditions set forth below;

WHEREAS, the Purchaser desires to purchase such hotel from Seller on the terms and conditions set forth below;

WHEREAS, the Project is subject to that certain License Agreement between Seller and Hilton Inns, Inc. (“Hilton), dated September 2, 1999, as amended by a Supplemental Agreement to License Agreement, dated as of September 2, 1999 (the “Existing License Agreement”); and

WHEREAS, Purchaser intends to enter into a binding agreement (the “New Management Agreement”) with Sandcastle Resorts and Hotels, Inc. (the “Hotel Manager”), pursuant to which the Hotel Manager will manage such hotel on behalf of Purchaser subject only to Purchaser acquiring the hotel.

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed:

SECTION 1. DEFINITIONS. Wherever used in this Agreement, the words and phrases set forth below shall have the meanings set forth below or in an Exhibit to this Agreement to which reference is made, unless the context clearly requires otherwise.

A. “Closing” means the closing at which Seller conveys title to the Project to Purchaser and Purchaser pays Seller the purchase price described in Section 2 herein below.

B. “Closing Date” means May 26, 2004, or such other date as shall otherwise be agreed upon by the parties for the Closing; provided, however, either party may extend the Closing Date for up to a maximum of thirty (30) days in order to obtain the consent of Hilton (defined below) to the termination of the Existing License Agreement and the entering into of a new license agreement for the Project with Purchaser (or the assignment and assumption of the Existing License Agreement to Purchaser); provided, further, if Purchaser elects to extend the Closing Date, Seller may terminate this Agreement in which case the Earnest Money shall be refunded to Purchaser and Seller shall reimburse Purchaser for its third-party out-of-pocket expenses in connection with this Agreement and the Project up to a maximum of $250,000.

C. “Consumables” shall mean all food and beverages (including alcoholic and non-alcoholic), engineering, maintenance, and housekeeping supplies (including soap, cleaning materials and matches), stationery, printing and other supplies of all kinds used in connection with the ownership, operation and maintenance of the Project and FF & E and all merchandise located in stores operated by or on behalf of Seller at the Project; provided, however, the Consumables shall not included the Excluded Property (defined below).

D. “Due Diligence Deadline” shall mean May 24, 2004.

E. “Excluded Property” means (i) any property leased by Seller pursuant to the Equipment Leases (defined below), (ii) any property owned by tenants under the Tenant Leases (defined below), and (iii) any property owned by Hilton under the Existing License Agreement.

F. “Financial Statements” means all financial statements and information relating to the Project which are referred to in Section 3(J) hereof.

G. “Furniture, Fixtures and Equipment” or “FF & E” shall mean all tangible personal property, excluding the Consumables, located on the Project, and used in connection with the ownership, operation and maintenance of the Project. The FF & E shall include all fixtures, furniture, furnishings, fittings, televisions, art work, vehicles, equipment, computer hardware and non-proprietary software, machinery, apparatus, appliances, china, glassware, linens, silverware, keys and uniforms used in connection with the ownership, operation, and maintenance of the Project; provided, however, the FF&E shall not include the Excluded Property.

H. “Improvements” means all buildings, structures, fixtures and other improvements now or hereafter located or erected on the Land, including (without limitation) a hotel commonly known as the “Hilton Old Town Alexandria” and a structured parking garage containing parking for 222 vehicles.

I. “Inspection Period” means the period beginning on the date of this Agreement and ending at 5:00 p.m. (local time at the Project) on the Due Diligence Deadline.

J. “Land” means the real property located at 1767 King Street in Alexandria, Virginia containing approximately 1.06 acres and more particularly described on Exhibit A hereto, including all adjacent roadways, rights-of-way and alleys to the extent Seller has an interest therein, all oil, gas and other mineral rights and all easements and other rights appurtenant to such real property.

K. “Parking Agreements” means (i) that certain [Parking Management Agreement], dated February, 2001, between H/P Commercial Services, a Virginia corporation and Colonial Parking, Inc., a Maryland corporation (the “Parking Management Agreement”), (ii) that certain Agreement of Covenants, Conditions, Easements and Restrictions between King Street I L.C. and King Street II L.C., dated June 30, 1997 as amended by that certain Amended and Restated Agreement of Covenants, Conditions, Easements and Restrictions between King Street I L.C. and King Street II L.C., dated May 6, 1998 (the “Parking REA”), and (iii) that certain [Parking Operating Agreement], dated January 14, 1999, between King Street I L.C., a Virginia limited liability company and Fairfield Communities, Inc., a Delaware corporation (the “Parking Operating Agreement).

L. “Personal Property” means all tangible and intangible personal property now or hereafter owned by the Seller and used in connection with the operation of the Project, including, without limitation, (i) the personal property described in Exhibit B, and all other building and construction materials, equipment, appliances, machinery and personal property owned by Seller and used in connection with the operation of the Project, (ii) the Consumables, (iii) the Furniture, Fixtures and Equipment, (iv) to the extent assignable, all permits, licenses, certificates and approvals issued in connection with the Project, (v) to the extent assignable, all of Seller’s rights, if any, to use the name of the Project and all other names, logos, and designs used in connection with the Project, including the Project’s bars, restaurants, banquet rooms and meeting rooms, (vi) the right to use the Project’s telephone numbers and post office boxes, (vii) all “Advance Booking Agreements” (as defined in Section 7.D.5 hereinbelow), (viii) to the extent assignable, all service marks and trademarks, (ix) all prepaid assets, including prepaid advertising and sales materials, (x) to the extent assignable, all plans and specifications, operating manuals, guaranties and warranties and any other items used in the operation of the Project, and (xi) to the extent owned by Seller, all books and records pertaining to the Project, including all documents relating to guests at the Project and employees at the Project,.

M. “Project” means the Land, the Improvements, the Seller’s rights under the Parking Agreements and the Personal Property.

N. “Project Agreement(s)” means, collectively, the Parking Agreements, the Service and Supply Contracts, the Permitted Exceptions, Tenant Leases, Equipment Leases, and any other lease, rental agreement, loan agreement, loan commitment, mortgage, deed of trust, easement, covenant or agreement affecting Seller’s interest in the Project or any part thereof.

O. “Title Company” means Chicago Title Insurance Company (Baltimore office).

SECTION 2. AGREEMENT TO SELL AND PURCHASE.

A. Purchase Price. On the Closing Date Seller shall convey the Project to Purchaser or Purchaser’s permitted designee on the terms and conditions set forth herein. On the Closing Date the Purchaser or Purchaser’s permitted designee shall accept title to the Project from Seller on the terms and conditions set forth herein and shall pay to the Seller the purchase price (“Purchase Price”) in immediately available funds of FIFTY-NINE MILLION AND 00/100 DOLLARS ($59,000,000.00), subject to prorations as set forth below.

B. Earnest Money. Within two (2) business days after the execution of this Agreement, Purchaser shall deposit $500,000 (the “Initial Earnest Money Deposit”) with the Title Company. Prior to 5:00 p.m. on May 20, 2004, Purchaser shall deposit an additional $1,500,000 with the Title Company (the “Second Earnest Money Deposit”) provided this Agreement has not been terminated prior thereto (the Initial Earnest Money Deposit and the Second Earnest Money Deposit, together with all interest earned thereon, are herein collectively called the “Earnest Money”). The Earnest Money shall be held by the Title Company in accordance with the terms hereof and invested in a money market account with all interest earned thereon becoming a part of the Earnest Money. If this Agreement is terminated due to Purchaser’s default hereunder, the Earnest Money shall be paid to Seller as liquidated damages and as Seller’s sole and exclusive remedy. If the Closing occurs hereunder, the Earnest Money shall be paid to Seller and credited against the Purchase Price. If the Closing does not occur hereunder for any reason other than Purchaser’s default hereunder, the Earnest Money shall be refunded to Purchaser.

SECTION 3. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller hereby represents and warrants to, and covenants and agrees with, Purchaser as of the date hereof:

A. Due Organization. Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is qualified to do business in the Commonwealth of Virginia; Seller has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder, subject to the rights of Hilton under the Existing License Agreement.

B. Power. This Agreement and all other agreements, instruments and documents required to be executed or delivered by Seller pursuant hereto have been or (if and when executed) will be duly executed and delivered by Seller, and are or will be legal, valid and binding obligations of Seller. No consents and permissions are required to be obtained by Seller for the execution and performance of this Agreement and the other documents to be executed by Seller hereunder, except as set forth in the Existing License Agreement. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which the Seller is a party or by which it is bound (subject to obtaining the consent and waiver of Hilton under the Hilton Franchise Agreement), or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over the Seller or the Project.

C. No Proceedings. To Seller’s knowledge, there is no pending or threatened (in writing) action, suit or proceeding before any court or governmental agency or body against (i) the Project or (ii) the Seller which might have a material adverse effect on the Project, except as set forth on Exhibit “M”. Without limiting the generality of the foregoing, to Seller’s knowledge Seller has not received any written notices of violations or alleged violations of any laws, rules, regulations or codes, including building codes, with respect to the Project which have not been corrected to the satisfaction of the governmental agency issuing such notices, except as set forth on said Exhibit “M”.

D. Eminent Domain. To Seller’s knowledge, there are no pending or threatened (in writing) condemnation, eminent domain or similar proceedings relating to the Project or any portion thereof or any interest (whether legal, beneficial or otherwise) or estate therein.

E. Zoning; Taxes. To Seller’s knowledge, Seller has received no written notice of any pending zoning changes or variances with respect to the Project; nor has Seller initiated any request or application for a zoning change or variance with respect to the Project.

F. Service and Supply Contracts. Attached hereto as Exhibit C is a list of all contracts or agreements to which Seller is a party for the providing of services or supplies to or management of the Project, including (without limitation) a list of all amendments and modifications thereto and assignments thereof (which contracts and agreements, together with the contracts and agreements entered into with respect to the Project after the date hereof with the consent of Purchaser pursuant to Section 6 below, are herein referred to collectively as the “Service and Supply Contracts”). Seller shall make available to Purchaser true and correct copies of the Service and Supply Contracts within five (5) days from the date hereof. Except as may be shown in said exhibit, all of the Service and Supply Contracts are in full force and effect; and to Seller’s knowledge Seller has received no written notice of any defaults, disputes, claims or rights of set-off under the Service and Supply Contracts.

G. Equipment Leases. Attached hereto as Exhibit D is a list of all equipment leases to which Seller is a party for the leasing of equipment for the Project, including (without limitation) a list of all amendments and modifications thereto and assignments thereof (which leases, together with the equipment leases entered into with respect to the Project after the date hereof with the consent of Purchaser pursuant to Section 6 below, are herein referred to collectively as the “Equipment Leases”). Seller shall make available to Purchaser true and correct copies of the Equipment Leases within five (5) days from the date hereof. Except as may be shown in said exhibit, all of the Equipment Leases are in full force and effect; and to Seller’s knowledge Seller has received no written notice of any defaults, disputes, claims or rights of set-off under the Equipment Leases.

H. Tenant Leases. Attached hereto as Exhibit E is a list of all outstanding leases, licenses or agreements pursuant to which any person occupies or uses, or has the right to occupy or use, space in the Project including all amendments and modifications thereto and assignments and guaranties thereof (which leases, agreements and other documents, together with the lease documents entered into after the date hereof with the consent of Purchaser, are referred to collectively as the “Tenant Leases”). Seller shall make available to Purchaser true and correct copies of the Tenant Leases within five (5) days from the date hereof. Except as shown on such exhibit, (a) to the Seller’s knowledge, Seller has received no written notice of any defaults, disputes, claims or rights of set-off under the Tenant Leases, (b) except as shown on such exhibit, there are no security deposits nor any rights to refunds of rents previously paid under the Tenant Leases except as set forth in the Tenant Leases, and all rents due to date have been paid on the Tenant Leases, (c) except as set forth in such exhibit, there are no brokerage commissions or fees due now or payable in the future in connection with the Tenant Leases, (d) all of the landlord’s concessions under the Tenant Leases have been paid and performed in full (other than any unexpired rent abatement set forth in the Tenant Leases).

I. Employees. Seller has no employees at the Project, and neither Seller nor the Hotel Manager is a party to any union contracts affecting the Project or any employment agreements binding on Seller with respect to the Project.

J. Financial Information. Seller has delivered to Purchaser audited financial statements for the Project for calendar years 2001, 2002 and 2003 prepared by Ernst and Young, PLLC, and unaudited financial statements for fiscal 2004, for the period ended March 2004. Such statements have not been modified or amended by Seller; and, to Seller’s knowledge, such financial statements were prepared and delivered to Seller in the ordinary course of business.

K. Bookings. Attached hereto as Exhibit G is a list of all hotel bookings which are in effect for the Project as of the date hereof.

L. Hazardous Wastes. To Seller’s knowledge, (i) Seller has received no written notice of any violation by the Project of any applicable environmental laws, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, and so-called “Superfund” or “Superlien” law, or any Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now in effect, and (ii) there are no environmental reports in Seller’s possession with respect to the Project other than those described on Exhibit R.

M. ERISA. The Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

N. Existing License Agreement. The Existing License Agreement has not been modified or amended and is in full force and effect. Seller has delivered a true, correct and complete copy of the Existing License Agreement to Purchaser. To Seller’s knowledge, there are no material defaults, disputes, claims or rights of set-off under the Existing License Agreement, except as set forth in the next succeeding sentence. Seller delivered a notice to Hilton pursuant to Paragraph 23 of the Existing License Agreement, and Hilton waived its right to purchase the Project pursuant to such notice contingent on the Flautt Inc, (“Flautt”) who acquired the right to purchase the Project from Hilton, waiving such right.

O. Parking Agreements. The Parking Agreements have not been modified or amended and are in full force and effect. Seller has delivered to Purchaser true and correct copies of the Parking Agreements. Seller has paid all amounts due from Seller under the Parking Agreements through the date hereof; and, to Seller’s knowledge, Seller has received no written notice of any defaults, disputes, claims or rights of set-off under the Parking Agreements.

P. Limitations on Representations and Warranties.

As used herein, the term “Seller’s knowledge” or similar words means the conscious knowledge (and not implied, imputed or constructive knowledge) of Greg Ward, Kevin Warren, Mark Briggs, and Mike Chouri (the general manager of the hotel), and such persons shall not have any personal liability or be obligated to perform any due diligence investigations in connection with making any representations or warranties herein. Except for the representations and warranties set forth in Subsections 3(A) and 3(B) above which shall survive the Closing indefinitely, all representations and warranties of Seller in this Agreement shall terminate nine (9) months after the Closing and Seller shall have no liability thereafter with respect to such representations and warranties except to the extent Purchaser has notified Seller in writing of a breach of any representation or warranty set forth herein and has filed a lawsuit against Seller within such nine month period with respect to such breach. If Purchaser is aware at the end of the Inspection Period that any of Seller’s representations or warranties in this Agreement are not true as of the Due Diligence Deadline and Purchaser delivers the Purchaser’s Approval Notice pursuant to Subsection 6(4) hereof (thereby electing not to terminate this Agreement) on or before the Due Diligence Deadline, Purchaser shall be deemed to have waived any claim for breach of such representation or warranty. If Purchaser is aware at Closing that any of Seller’s representations or warranties in this Agreement are not true as of the Closing and Purchaser elects nonetheless to close, Purchaser shall be deemed to have waived any claim for breach of such representation or warranty.

No changes in the condition or matters which are the subject of any of the representations and warranties of Seller in this Agreement shall constitute a default by Seller or give rise to any claim by Purchaser unless such change was intentionally caused by Seller and not permitted by the terms of this Agreement; provided, however, Purchaser may terminate this Agreement and be entitled to a refund of the Earnest Money if any of the Seller’s representations and warranties are untrue as of the Closing, provided that (i) Purchaser was unaware of such untruth as of the Due Diligence deadline (as provided in the penultimate sentence of the immediately preceding paragraph), (ii) such untruth would reasonably be expected to cost more than $25,000 in the aggregate to cure or result in the Project being diminished in value by more than $25,000 in the aggregate, and (iii) Seller shall have failed to cure such untruth on or before the Closing Date as may be extended by Seller for up to ten days in order to attempt to effect such cure. In the event that any of Seller’s representations and warranties were untrue in any material respect when made (using the materiality standard set forth in the immediately preceding sentence) and Seller is unable or unwilling to cure such untruth as set forth above, then Purchaser, as its sole remedy, may either (A) accept a qualification to Seller’s representations and warranties as of the Closing and complete the purchase and sale of the Property in accordance with the terms hereof and thereby waive any rights to recovery for breach of the representation and warranty; or (B) elect to terminate this Agreement by delivering written notice thereof to Seller on or before the Closing, in which event Purchaser will be entitled to the return of the Earnest Money and shall also be entitled to seek to recover its actual damages in accordance with Section 13 hereinbelow.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to, and covenants and agrees with, Seller as of the date hereof and as of the Closing as follows (all of which representations shall be deemed automatically remade as of the Closing):

A. Due Organization. Purchaser is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

B. Power. This Agreement and all other agreements, instruments and documents required to be executed or delivered by Purchaser pursuant hereto have been or (if and when executed) will be duly executed and delivered by Purchaser, and are or will be legal, valid and binding obligations of Purchaser. No consents and permissions are required to be obtained by Purchaser for the execution and performance of this Agreement and the other documents to be executed by Purchaser hereunder. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Purchaser is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Purchaser.

C. No Proceedings. There are not now pending or, to Purchaser’s knowledge, threatened, any proceedings, legal, equitable or otherwise, against Purchaser which would affect its ability to perform its obligations hereunder. There is not now pending or, to Purchaser’s knowledge, threatened any action, suit or proceeding before any court or governmental agency or body which might adversely affect Purchaser’s ability to perform its obligations hereunder.

D. Condition of Project.

(i) Except as set forth herein, Purchaser represents that it is a knowledgeable, experienced and sophisticated buyer of real estate in general and full-service hotels in particular, and that Purchaser is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Project. Except as set forth herein, Purchaser is, or as of the Due Diligence Deadline will be, familiar with the Project. Purchaser is relying solely upon, and as of Due Diligence Deadline will have conducted its own, independent inspection, investigation and analysis of the Project as it deems necessary or appropriate in so acquiring the Project from Seller, including, without limitation, an analysis of any and all matters concerning the condition of the Project and its suitability for Purchaser’s intended purposes, and a review of all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relative to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Project. Except as set forth herein, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not be revealed by Purchaser’s inspections and investigations. Except as set forth herein, Purchaser acknowledges and agrees that Seller shall sell and convey to Purchaser and Purchaser shall accept the Project “as is, where is,” with all faults. Seller is not liable or bound in any manner by any oral or written statements, representations, or information pertaining to the Project furnished by any real estate broker, agent, employee, servant or other person, unless the same are expressly set forth herein. Except as set forth herein, Purchaser acknowledges that the Purchase Price reflects the “as is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Project. Purchaser has fully reviewed the disclaimers and waivers set forth in this Agreement with its counsel and understands the significance and effect thereof. Purchaser acknowledges and agrees that Seller’s disclaimers as set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Project to Purchaser for the Purchase Price without Purchaser’s acknowledgment of Seller’s disclaimer and other matters set forth in this Agreement.

(ii) Without limiting the generality of the above, and anything contained herein to the contrary notwithstanding, except with respect to the representations and warranties of Seller set forth in Section 3 hereof or in any document delivered by Seller to Purchaser pursuant to Section 7 hereof, it is understood and agreed that Seller has not made and is not now making, and Seller specifically disclaims, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, past, present or future, with respect to the Project, including, but not limited to warranties, representations or guaranties as to (A) matters of title; (B) environmental matters relating to the Project or any portion thereof, (C) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and earthquake faults and the resulting damage of past and/or future earthquakes, (D) whether, and to the extent to which, the Project or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard, (E) drainage, (F) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (G) zoning to which the Project or any portion thereof may be subject, (H) the availability of any utilities to the Project or any portion thereof including, without limitation, water, sewage, gas, and electric, (I) usages of adjoining property, (J) access to the Project or any portion thereof, (K) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Project or any portion thereof, (L) any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Project or any part thereof, (M) the presence of Hazardous Substances (hereinafter defined) in or on, under or in the vicinity of the Project, (N) the condition or use of the Project or compliance of the Project with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws (including, but not limited to, Title III of the American With Disabilities Act (42 U.S.C.A. §§ 12101 et seq.), and federal, state or common law-based actions and any private right of action under state and federal law to which the Project is or may be subject, including, but not limited to, CERCLA (42 U.S.C.A. §§ 9601 et seq.) and RCRA (42 U.S.C.A. §§6901 et seq.)), (O) the existence of non-existence of underground storage tanks, (P) any other matter affecting the stability or integrity of the Project, (Q) the potential for further development of the Project, (R) the existence of vested land use, zoning or building entitlements the Project, (S) the merchantability of the Project or fitness of the Project for any particular purpose (Purchaser affirming that Purchaser has not relied on Seller’s skill or judgment to select or furnish the Project for any particular purposed, and the Seller makes no warranty that the Project is fit for any particular purpose), (T) tax consequences, (U) the content or accuracy of any report, study, opinion or conclusion of any soils, environmental or other engineer or other person or entity who has examined the Project or any aspect thereof, (V) the content or accuracy of any information released to Purchaser by an engineer or planner in connection with the development of the Project, or (W) the content or accuracy any documents, materials and other information given to Purchaser by Seller with respect to the Project. The terms and conditions of this Section 4.D. shall expressly survive the Closing and shall not be merged with the Deed.

(iii) Without limiting the generality of the foregoing, except as set forth herein, Purchaser hereby expressly waives, releases and relinquishes any and all claims, causes of action, rights and remedies Purchaser may now or hereafter have against Seller, and the affiliates, directors, officers, attorneys, employees, partners, shareholders and agents of Seller, whether known or unknown (A) regarding any matters affecting the Project and any condition of the Project in general, whatsoever, including without limitation, any improvements that may exist thereon; and (B) under any Environmental Law, common law, in equity or otherwise, with respect to (1) any past, present or future presence or existence of Hazardous Materials on, under or about the Project (including, without limitation, in the groundwater underlying the Project) or (2) any past, present or future violations of any Environmental Laws. For the purposes of this Agreement, the term “Environmental Laws” means any and all federal, state and local, statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of governmental authorities, as may presently exist, or as may be amended or supplemented, or hereafter enacted, relating to the presence, release, generation, use, handling, treatment, storage, transportation or disposal of Hazardous Materials, or the protection of the environment or human, plant or animal health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 , as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. § 9601), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous substances including the laws, ordinances and regulations of the City of Alexandria, County of Arlington and the State of Virginia. As used herein, the term “Hazardous Material(s)” includes, without limitation, any hazardous or toxic material, substance, irritant, chemical, or waste, including without limitation (a) any material defined, classified, designated, listed or otherwise considered under any Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substance,” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment, (b) any material, substance or waste which is toxic, ignitable, corrosive, reactive, explosive, flammable, infectious, radioactive, carcinogenic or mutagenic, and which is or becomes regulated by any local governmental authority, any agency of the United States Government, (c) asbestos, (d) oil, petroleum, petroleum based products and petroleum additives and derived substances, (e) urea formaldehyde foam insulation, (f) polychlorinated biphenyls (PCBs), (g) freon and other chlorofluorocarbons, (h) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, and (i) lead-based paint.

The waivers and releases by Purchaser herein contained shall survive the Closing and the recordation of the Deed and shall not be deemed merged into the Deed upon its recordation.

SECTION 5. OPERATION OF THE PROJECT PRIOR TO CLOSING. The Seller shall do all of the following, from and after the date hereof through and including the Closing Date:

(a) operate and maintain the Project in manner operated and maintained by Seller during the period immediately preceding the execution of this Agreement;

(b) maintain the Furniture, Fixtures and Equipment in the same manner as maintained by Seller during the period immediately preceding the execution of this Agreement, and not remove any of the Furniture, Fixtures or Equipment from the Project unless replaced with Furniture, Fixtures and Equipment of at least as good a quality as that removed;

(c) replace any Consumables used at the Project with new Consumables which are substantially equal in quality and quantity to those that have been used at the Project;

(d) maintain, or cause to be maintained, all existing insurance carried by Seller on the Improvements;

(e) without the prior written consent of Purchaser, not enter into any new Project Agreements, or any other agreements affecting the Project, which would be binding on Purchaser after Closing, nor modify, amend, terminate, cancel or grant concessions regarding any such existing contracts or agreements, including its existing management agreement for the Project (the “Existing Management Agreement”) and the Existing License Agreement, which would be binding on the Purchaser after Closing, except for terminations or cancellations in the ordinary course of business;

(f) without the prior written consent of Purchaser (except in the case of emergencies), not make, or obligate itself to make, any material alterations or modifications to the Project;

(g) without the prior written consent of Purchaser, not enter into any new bookings for the Project which (i) are not in the ordinary course of business and consistent with past practices, or (ii) exceed one hundred (100) room nights; and

(h) terminate the Existing Management Agreement and the Existing License Agreement as of the Closing provided Purchaser has entered into the New Management Agreement and the New License Agreement (defined below).

Purchaser’s delivery of the Purchaser’s Approval Notice pursuant to section 6(4) on or before the Due Diligence Deadline shall constitute Purchaser’s acceptance of Seller’s operation of the Project in conformity with the provisions of this Section 5 and waiver of any objection thereto to the extent Purchaser has knowledge of any breach of the provisions of this Section 5.

SECTION 6. CONDITIONS TO CLOSING. In addition to the conditions provided in other provisions of this Agreement, the parties’ obligations to perform their undertakings provided in this Agreement, are each conditioned on the fulfillment of each of the following which is a condition to such party’s obligation to perform hereunder (subject to such party’s waiver in strict accordance with Section 9 below):

(1) Purchaser shall use its best efforts to obtain each of the following as soon as reasonably possible: (i) an ALTA/ACSM Class A survey of the Project (the “Survey”) certified to Purchaser and the Title Company, (ii) evidence (which can be in the form of a certificate of the surveyor in form and substance acceptable to Purchaser) that the Project is not in a 100-year flood plain, and (iii) a current title insurance commitment for the Project (the “Title Commitment”) together with legible copies of all exceptions appearing in such title commitment. Purchaser shall have until five (5) business days after receipt of such items (the “Title Review Period”) to notify Seller in writing (“Purchaser’s Title Notice”) of any objections to the Survey and Title Commitment. All matters showing thereon which are not timely objected to by Purchaser shall be deemed “Permitted Exceptions.” In objecting to matters disclosed in the Title Commitment, Purchaser shall be obligated to act reasonably and agrees not to object to easements of record and other matters which do not, in Purchaser’s sole judgment, materially affect the operation of the Project in its present use. The failure of Purchaser to give Purchaser’s Title Notice on or before the end of the Title Review Period shall be deemed to constitute Purchaser’s approval of the condition of title to the Project. If Purchaser disapproves or conditionally approves in writing any matter of title shown in the Title Report, then Seller may, but shall have no obligation to, within five (5) Business Days after its receipt of Purchaser’s Title Notice (“Seller’s Election Period”), elect to eliminate or ameliorate to Purchaser’s reasonable satisfaction, the disapproved or conditionally approved title matters, prior to the Closing Date, by giving Purchaser written notice (“Seller’s Title Notice”) of those disapproved or conditionally approved title matters, if any, which Seller agrees to so eliminate or ameliorate by the Closing Date; provided, that, Seller shall have no obligation to pay any consideration or incur any liability in order to eliminate or ameliorate such disapproved title matters except that Seller shall remove monetary liens voluntarily placed on the Project by Seller, and Seller shall also remove involuntary liens, not to exceed $100,000 in the aggregate, placed on the Project, such removal to be, at Seller’s option: by (i) payment, (ii) bonding, or (iii) indemnification of the Title Company (with deposit, if required by the Title Company). Seller may, but shall not be obligated to, adjourn the Closing Date for a period not to exceed ten (10) days for the purpose of attempting to eliminate or ameliorate disapproved title matters as set forth in Seller’s Title Notice. If Seller does not elect to eliminate or ameliorate any disapproved or conditionally approved title matters, Purchaser may either waive its objection to such matters or terminate this Agreement within five (5) business days after receipt of such election from Seller; and Purchaser’s failure to notify Seller of its election shall be deemed Purchaser’s election to terminate this Agreement. If, in Seller’s Title Notice, Seller has agreed to either eliminate or ameliorate to Purchaser’s satisfaction by the Closing Date certain disapproved or conditionally approved title matters described in Purchaser’s Title Notice, but Seller fails to do so, then Purchaser shall have the right (which shall be Purchaser’s sole and exclusive right or remedy for such failure), upon delivery to Seller of a written notice to either: (x) waive its prior disapproval, in which event said disapproved matters shall be deemed approved; or (y) terminate this Agreement pursuant hereto, in which event Purchaser shall be entitled to the Earnest Money together with, if Seller was obligated to cure such matter, Purchaser’s third-party out-of-pocket expenses in connection with this Agreement. For purposes of this Agreement, a disapproved or conditionally approved title matter shall be deemed cured if the Title Company is induced to remove the disapproved item from the Title Commitment such that it no longer appears as an exception thereon. Failure to take either one of the actions described in (x) and (y) above shall be deemed to be Purchaser’s election to take the action described in (y) above. Seller and Purchaser shall have the same rights and obligations with respect to title defects first appearing of record after the Due Diligence Deadline and prior to Closing, and it shall be a condition to Purchaser’s obligation to close that all such additional title matters be removed prior to Closing in accordance with the provision hereof.

(2) As a condition to each party’s obligation to perform hereunder, the due performance by the other of all undertakings and agreements to be performed by the other hereunder and the truth of each representation and warranty as set forth herein made pursuant to this Agreement by the other at the Closing Date (subject to the provisions of the last paragraph of Section 3 hereof relating to materiality and cure).

(3) As a condition to Purchaser’s obligation to perform hereunder (and not as a default), that there shall not have occurred between the date hereof and the Closing Date, inclusive, a “Material Casualty”, defined as destruction of or damage or loss to the Project (whether or not covered by insurance proceeds) from any cause whatsoever (i) the cost of which to repair exceeds $500,000 in the aggregate, or (ii) which would reasonably be expected to materially disrupt the operation of the Project for a period in excess of fifteen (15) days following the Closing Date; provided, however, that in the event of a Material Casualty, Purchaser may elect to proceed with the Closing in which case Seller shall assign to Purchaser any claims for proceeds from the insurance policies covering such destruction or damage (including any business interruption proceeds for the period after Closing) and shall pay to Purchaser the amount of any deductibles thereunder. If the destruction, damage or loss is not a Material Casualty, the parties shall proceed with the Closing as provided herein, the cost of repair shall be deducted from the Purchase Price and Seller shall assign to Purchaser any business interruption proceeds for the period after Closing, to the extent assignable. Prior to the Due Diligence Deadline, Seller shall cause Purchaser to be added as an additional insured to Seller’s business interruption insurance for the Project which insurance shall provide coverage against any business interruption at the Project for a minimum of one (1) year (but shall be terminated by Seller at Closing.

(4) As a condition of Purchaser’s obligation to perform hereunder (and not as a default), Purchaser shall be satisfied in its sole and absolute discretion with all aspects of the Project (including, but not limited to, the physical and environmental condition of the Project); provided, however, if Purchaser does not notify Seller in writing by the Due Diligence Deadline that it is so satisfied (such notice being herein referred to as the “Purchaser’s Approval Notice”), Purchaser shall be deemed not to be satisfied with the condition of the Project and this Agreement shall automatically terminate in which case the Earnest Money shall be paid to Purchaser. Purchaser shall not be required to give its reasons for allowing this Agreement to terminate automatically pursuant to this paragraph, and Purchaser’s failure to give the Purchaser’s Approval Notice as set forth herein shall be conclusive evidence that it is dissatisfied with the Project. Any Purchaser’s Approval Notice delivered pursuant hereto shall not contain any conditional approval of the Project or any aspect thereof. Any such purported conditional satisfaction notice shall be ineffective to prevent the automatic termination of this Agreement, it being understood that any notice delivered by Seller pursuant to this Section, in order to be effective, must express Purchaser’s unconditional satisfaction with all aspects of the Project (subject only to satisfaction of conditions to the parties’, or either of the parties’ obligations which by the terms of this Agreement expressly provide that such conditions extend to the Closing Date, and subject to Seller’s cure of any title matters which Seller is obligated to cure or has agreed to cure). The parties agree as follows with respect to Purchaser’s due diligence activities:

A.	From and after the date hereof, at all reasonable times, Purchaser (and its agents) shall be permitted access to the Project and to all books, records and reports relating to the Project for the purpose of inspecting same, and Purchaser (and its agents) shall have the right to photocopy any and all such books, records and information. All information relating to the Project made available to Purchaser shall be treated as confidential; provided, however, Purchaser may deliver such information to its lenders, investors and advisors provided they agree to keep such information confidential. Purchaser (and its agents) shall also have the right to meet with the operator of the Project (including key employees and consultants) and tenants in the Project to discuss any matters relating to the operation of the Project. Any entry by Purchaser and its agents on the Project shall be upon reasonable prior notice to Seller, and Seller shall have the right to be present at any inspections of the Project.

B.	No invasive testing or boring shall be done without prior written notification to Seller and Seller’s written permission of the same, which Seller may withhold in its reasonable discretion. Seller shall have the right to be present during any environmental investigations of the Project. At Seller’s request, Purchaser shall provide Seller with copies of all inspections, reports and tests obtained by Purchaser or on Purchaser’s behalf provided

Seller reimburses Purchaser for fifty percent of the cost thereof. Purchaser shall use care and consideration in connection with any of its inspections or tests. Purchaser shall restore the Project to its original condition immediately after any and all tests and/or inspections. Purchaser acknowledges that Purchaser’s right to enter and inspect the Project is subject and subordinate to the rights of the Tenants under the Leases and guests of the Project, and during Purchaser’s inspection of the Project, Purchaser shall not interfere with such Tenants’ and guests’ use of the Project or enter any improvement occupied by Tenants without such Tenant’s and guests’ permission and only when accompanied by the Hotel Manager.

C.	Purchaser shall protect, indemnify, defend (with counsel reasonably acceptable to Seller) and hold the Project, Seller and Seller’s officers, directors, shareholders, participants, partners, affiliates, employees, representatives, invitees, agents and contractors free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and court costs, resulting from Purchaser’s inspection and testing of the Project, including, without limitation, repairing any and all damages to any portion of the Project, arising out of or related (directly or indirectly) to Purchaser’s conducting such inspections, surveys, tests, and studies. The Purchaser’s indemnification obligations set forth herein shall survive the Closing and shall not be merged with the Deed, and shall survive the termination of this Agreement prior to the Closing.

D.	Prior to any entry upon the Project by Purchaser or Purchaser’s agents, contractors, subcontractors or employees, Purchaser shall deliver to Seller an original endorsement to Purchaser’s commercial general liability insurance policy which evidences that Purchaser is carrying a commercial general liability insurance policy with a financially responsible insurance company acceptable to Seller, covering (1) the activities of Purchaser, and Purchaser’s agents, contractors, subcontractors and employees on or upon the Project, and (2) Purchaser’s indemnity obligation contained in Section C. above. Such endorsement to such insurance policy shall evidence that such insurance policy shall have a per occurrence limit of at least One Million Dollars ($1,000,000) and an aggregate limit of at least Two Million Dollars ($2,000,000), shall name Seller as an additional insured, shall be primary and non-contributing with any other insurance available to Seller with respect to Purchaser’s obligations hereunder and shall contain a full waiver of subrogation clause.

(5) As a condition to Purchaser’s obligation to perform hereunder (and not as a default), that there shall not have occurred at any time or times on or before the Closing Date any taking or threatened taking of the Project or any part thereof or any interest or estate therein by condemnation, eminent domain or similar proceedings which would, in Purchaser’s sole judgment, reasonably be expected to have a material adverse effect on the operation of the Project; provided, however, Purchaser may elect to waive such condition in which case Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in and to any proceeds resulting from any such proceeding.

(6) As a condition to Purchaser’s and Seller’s obligations to perform hereunder, Hilton shall have given any required waiver of its right of first offer with respect to the transactions set forth herein pursuant to the Existing License Agreement, and either:

A	agreed to (i) terminate the Existing License Agreement as of the Closing, and (ii) enter into a new license agreement with Purchaser (the “New License Agreement”) for the Project effective as of the Closing on terms acceptable to Purchaser in its sole discretion; or

B.	consented to an assignment of the Existing License Agreement to Purchaser as of the Closing, which consent shall confirm that (a) the License Agreement has not been modified or amended, (b) there are no defaults under the License Agreement, and (c) all fees due under the License Agreement have been paid through Closing.

Purchaser shall (i) promptly apply to Hilton for the New License Agreement or the consent to the assignment of the Existing License Agreement to Purchaser, (ii) provide any information required by Hilton with respect thereto, (iii) pay any application fee with respect thereto, and (iv) diligently pursue obtaining Hilton’s agreement with respect to the actions set forth above in this paragraph.

(7) As a condition to Purchaser’s and Seller’s obligation to perform hereunder, Purchaser and Hotel Manager shall have entered into the New Management Agreement which is satisfactory to Purchaser in its sole discretion. If this condition shall not have been satisfied by not later than the date hereof, then Seller shall have the right to terminate this Agreement at any time thereafter by written notice to Purchaser.

SECTION 7. CLOSING.

A. Time. The Closing hereunder shall occur on the Closing Date at the offices of the Title Company.

B. Actions. At the Closing, the following, subject to the terms and conditions hereof, shall occur:

(1) Seller shall convey the Project to Purchaser; and

(2) Purchaser shall pay to Seller the Purchase Price (less a credit for the earnest Money) by wire transfer of immediately available funds, plus or minus prorations as set forth herein.

The Closing shall occur through an escrow, the cost of which shall be shared equally between Purchaser and Seller. If the parties mutually agree to have a “New York style” closing, Seller shall deliver to the Title Company a so-called gap indemnity agreement in the form of Exhibit P. Purchaser shall receive full possession of the Project at Closing, subject only to the Tenant Leases and Permitted Exceptions.

C. Deliveries.

(1) At the Closing, Purchaser shall receive all of the following, in form and substance reasonably satisfactory to Purchaser (it being agreed by Purchaser that the documents attached hereto as exhibits are satisfactory in form to Purchaser):

(a) a special warranty deed in the form attached as Exhibit S, executed by the Seller (the “Deed”);

(b) a bill of sale and assignment for the Personal Property in the form of Exhibit H, executed by Seller;

(c) an assignment of the Parking Agreements, in the form of Exhibit I attached hereto (the “Assignment of Parking Agreements”), executed by Seller, assigning to Purchaser the Parking Agreements;

(d) an assignment of the Tenant Leases, in the form of Exhibit J hereto (the “Assignment of Tenant Leases”), executed by Seller, assigning the Tenant Leases to Purchaser;

(e) a written acknowledgment (the “Fairfield Estoppel Certificate”) from Fairfield (said estoppel certificate from Fairfield to be in the form of Exhibit Q hereto), dated as of a date not more than thirty (30) days prior to Closing;

(f) a certificate from Seller that each of the representations and warranties contained in Section 3 hereof is true and correct as set forth herein as of the Closing Date, subject to updates, exceptions and modifications based on changes in circumstances since the date of this Agreement. Such certificate shall contain an updated list of the Tenant Leases, Service and Supply Contracts and Equipment Leases, which Seller shall certify to be true and correct as of Closing.

(g) to the extent reasonably obtainable (but not as a condition of Closing and without default for failure to deliver), written acknowledgments (the “Estoppel Certificates”) from the parties (other than the Seller) obligated on the Tenant Leases (said estoppels from tenants to be in the form of Exhibit L hereto), dated as of a date not more than thirty (30) days prior to Closing;

(h) all licenses, permits, approvals, zoning exceptions and approvals, consents and orders of governmental, municipal or regulatory authorities in Seller’s possession or control and relating to the ownership, operation and use of the Project, including, without limitation, a certificate of occupancy for the Project if in Seller’s possession or control;

(i) notices to each of the tenants under the Tenant Leases, notifying them of the sale of the Project and directing them to pay all future rent as Purchaser may direct, and notices to the other parties under the Service and Supply Contracts and Equipment Leases notifying them of the sale of the Project to Purchaser;

(j) a closing statement setting forth all prorations and credits required hereunder;

(k) Intentionally Omitted;

(l) terminations, effective no later than Closing, of those Service and Supply Contracts and Equipment Leases which Purchaser has elected not to assume, including the Existing Management Agreement. Seller shall execute and deliver to Purchaser at Closing an Assignment and Assumption of Service and Supply Contracts and Equipment Leases in the form of Exhibit K (the “Assignment of Contracts and Equipment Leases”) assigning to Purchaser all Service and Supply Contracts and Equipment Leases which Purchaser has elected to assume or which are not terminable without penalty on thirty (30) days’ notice or less; provided, however, that with respect to those Service and Supply Contracts and Equipment Leases which Purchaser elects (or is obligated) to assume pursuant to the provisions hereof, if Seller, at Seller’s option (but without obligation to do so) shall cause the other party to any Service and Supply Contract or Equipment Lease to agree to enter into a new agreement with Purchaser on substantially the same terms and conditions as set forth in such Service and Supply Contract or Equipment Lease, then Purchaser shall enter into such new agreement with such entity at Closing (the “New Contracts and Equipment Leases”), and such Service and Supply Contract or Equipment Lease shall be terminated effective as of Closing rather than being assigned to Purchaser;

(m) an affidavit from Seller that it is not a “foreign person” or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended;

(n) an owner’s affidavit in the form of Exhibit N, and any documents required of Seller under applicable law for the recording of the Deed;

(o) the original of all Project Agreements to the extent they are in the possession of Seller or its agents;

(p) all keys and combinations to locks located at the Project to the extent in Seller’s possession;

(q) all soil reports, engineering studies, maintenance records, consultant reports, plans and specifications and books and records relating to the Project which are in the possession of Seller or its managing agent;

(r) a complete set of all guest registration cards, guest transcripts, guests’ histories and all other guest information to the extent in Seller’s possession or control;

(s) a complete list of all advance room reservations and functions in reasonable detail so as to enable Purchaser to honor them;

(t) any documents necessary to transfer title to any vehicles included in the Personal Property, including any necessary certificates of title for such vehicles;

(u) written acknowledgments (the “Parking Certificates”) from the other parties to the Parking Agreements (said estoppels from tenants to be in the form of Exhibit O hereto), dated as of a date not more than thirty (30) days prior to Closing; provided, however, if Seller is not able to obtain the Parking Certificates despite using best efforts to do so, Purchaser’s sole remedy shall be to terminate this Agreement in which case the Earnest Money shall be refunded to Purchaser; and

(v) if Hilton has consented to an assignment of the Existing License Agreement to Purchaser, an assignment of the Existing License Agreement in the form attached hereto as Exhibit T with such changes as Hilton may reasonably require (the “Assignment of License Agreement”), duly executed by Seller.

(2) Seller shall have received from Purchaser all of the following, in form and substance reasonably satisfactory to Seller (it being agreed by Seller that the documents attached hereto as exhibits are satisfactory in form to the Seller):

(a) payment of the Purchase Price, plus or minus prorations;

(b) a certificate from Purchaser that each of the representations and warranties contained in Section 4 is true and correct as of the Closing Date;

(c) copies of the Assignment of Parking Agreements, the Assignment of Tenant Leases, the New Contracts and Equipment Leases, the Assignment of Contracts and Equipment Leases and, if applicable, the Assignment of License Agreement, executed by Purchaser; and

(d) a closing statement setting forth all prorations and credits required hereunder.

D. Prorations. The Purchase Price for the Property shall be subject to prorations and credits as follows to be determined as of 12:01 A.M. on the Closing Date, the Closing Date being a day of income and expense to Purchaser:

1. Hotel Revenues. Except as set forth below, Seller shall be entitled to all hotel room, food service, bar, beverage and liquor revenues and charges and all revenues and charges from hotel room operations, restaurant operations, hotel banquet and conference facility operations, and other revenue of any kind attributable to the same for the period prior to 12:01 a.m. on the Closing Date. Purchaser shall be entitled to all hotel room, food service, bar, beverage and liquor revenues and charges and all revenues and charges from restaurant operations, hotel banquet and conference facility operations, and all other revenue of any kind attributable to any of the same for the period on and after 12:01 a.m. on the Closing Date. Notwithstanding the foregoing, Purchaser shall be entitled to one-half (1/2) of the revenue from hotel rooms at the Project for the night preceding the Closing. Purchaser shall not give Seller a credit at Closing for any accounts receivable in connection with the Project as of Closing; but Purchaser shall use reasonable efforts to collect such accounts receivable and shall remit them to Seller upon collection, less all reasonable costs of collection; provided, however, any collection of account receivables shall first be applied to those accruing after Closing. Seller shall deliver to Purchaser or provide Purchaser a credit against the Purchase Price for the Project in an amount equal to all guest reservation deposits held by the hotel for hotel guests arriving or staying after check out time for the Project on the Closing Date.

2. Rents payable under Tenant Leases. Any portion of any Rents collected subsequent to the Closing Date and properly allocable to periods prior to the Closing Date, net of Purchaser’s costs of collection, if any, shall be paid, promptly after receipt, to the Seller, but subject to all of the provisions of this Section hereof; and any portion thereof properly allocable to periods subsequent to the Closing Date, if any, shall be paid to Purchaser. Any amount collected from a tenant shall first be applied to such tenant’s current monthly rental and then to past due amounts in the reverse order in which they were due. Any advance rental payments or deposits paid by tenants prior to the Closing Date and applicable to the period of time subsequent to the Closing Date and any security deposits or other amounts paid by tenants, together with any interest on both thereof to the extent such interest is due to tenants, shall be credited to Purchaser on the Closing Date. No credit shall be given the Seller for accrued and unpaid Rent or any other non-current sums due from tenants until said sums are paid.

3. Cash. Purchaser shall give Seller a credit at Closing for all petty cash funds at the Project and all cash in any operating accounts for the Project to the extent such petty cash and operating accounts are transferred to Purchaser at Closing. Purchaser and Seller shall make mutually satisfactory arrangements for counting such cash and determining the balances in the operating accounts as of 12:01 a.m. Central time on the Closing Date.

4. Trade Payables. Trade payables shall mean (for all purposes) under this Agreement open accounts payable to trade vendors or suppliers of the Project’s hotel, restaurant, bar or similar facilities. Seller agrees to give Purchaser a credit at Closing for all trade payables from the Project which have accrued on or prior to 12:01 a.m. Central time on the Closing Date, and Purchaser shall be obligated to pay such payables to the extent it has received a credit from Seller at Closing. Purchaser agrees to pay all trade payables from the Project which have accrued after 12:01 a.m. Central time on the Closing Date and shall and hereby does indemnify and hold Seller harmless from payment of the same. The indemnities contained or provided for in this section survive Closing.

5. Banquet and Event Deposits, Fees, Costs and Expenses. Purchaser shall receive and be entitled to a credit against the Purchase Price for all prepaid deposits for banquets and other functions that are scheduled to take place at the Project on or after the Closing Date. At Closing, Purchaser shall assume in writing all of Seller’s obligations arising after the Closing Date under any advance booking or similar agreement to provide hotel, banquet and/or meeting rooms in the Hotel (“Advance Booking Agreements”). The obligations of Purchaser under the immediately preceding sentence will survive the Closing hereunder. Purchaser hereby indemnifies and agrees to hold Seller harmless from and against all loss, cost, damage, claim, expense or liability (including, without limitation, attorneys’ fees) arising from the failure of Purchaser to satisfy such obligations when due; and Seller shall indemnify Purchaser for any deposits in connection with the Advance Booking Agreements which are not credited to Purchaser at the Closing. The obligations of Purchaser and Seller under the immediately preceding sentence will survive the Closing hereunder.

6. Parking Agreements, Service and Supply Contracts and Equipment Leases. Any amounts prepaid or payable under any Parking Agreements and, to the extent assigned to Purchaser pursuant to the terms hereof, the Service and Supply Contracts and Equipment Leases shall be prorated at the Closing as of the Closing Date with Seller obligated for all sums accrued prior to 12:01 a.m. on the Closing Date and Purchaser obligated for all sums accrued after 12:01 a.m. on the Closing Date. Seller shall remain liable for all obligations under Equipment Leases and the Service and Supply Contracts which Purchaser has not elected (and is not obligated) to assume pursuant to the provisions of this Agreement.

7. Sales Tax. Seller shall give Purchaser a credit for any and all sales, occupancy, use or other taxes due in connection with the operation of the Project which have accrued prior to the Closing Date and shall indemnify Purchaser for all such taxes to the extent Purchaser has not received such credit. Purchaser shall be responsible to pay all such taxes to the extent it has received a credit and shall indemnify Seller for such taxes. The indemnifications set forth herein shall survive the Closing.

8. Taxes. Purchaser shall receive a credit for any accrued but unpaid real estate taxes imposed in respect of the Project for the portion of the current year which has elapsed prior to the Closing Date (and to the extent unpaid, for prior years). If the amount of any such taxes have not been determined as of Closing, such credit shall be based on 105% of the most recent ascertainable taxes and shall be reprorated upon issuance of the final tax bill. Purchaser shall be responsible for any special assessments which are levied or charged against the Project prior to Closing, whether or not then due and payable, unless such special assessments related to previous improvements in which case Seller shall be responsible for such special assessments.

9. Utilities. The Seller shall cause the meters, if any, for utilities to be read the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. Purchaser shall establish utility accounts in its name as of the Closing Date. Any utility deposits shall be refunded to Seller. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days prior to the Closing Date; and such adjustment shall be reprorated when the next utility bills are received.

10. Employee Expenses. Seller has informed Purchaser that all persons currently employed for work in or in connection with the Project and its operation (“Employees”) are employees of third party manager of the hotel and not of Seller. Purchaser shall enter into the New Management Agreement with Hotel Manager effective as of the Closing Date. Purchaser shall receive a credit at Closing for any wages or benefits accrued prior to the Closing which are payable or owed to the Employees, including any accrued sick, personal and vacation days and any unfunded or underfunded pension obligations; and Seller shall remain responsible for all such obligations to the extent not credited to Purchaser at Closing. Purchaser shall cause the Hotel Manager to continue the employment of a sufficient number of the employees working for Hotel Manager at the Project to avoid triggering the WARN Act and shall indemnify, defend and hold Seller harmless from all liability under the WARN Act.

11. Existing License Agreement. If Hilton as consented to an assignment of the Existing License Agreement to Purchaser, any amounts prepaid or payable under the Existing License Agreements shall be prorated at the Closing as of the Closing Date with Seller obligated for all sums accrued prior to 12:01 a.m. on the Closing Date and Purchaser obligated for all sums accrued after 12:01 a.m. on the Closing Date.

At least five (5) days prior to Closing, Seller shall deliver to Purchaser copies of all information and records necessary to support the prorations hereunder. In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, either party shall be entitled to an adjustment to correct the same. The parties’ obligations under this Section 7(D) shall survive the Closing.

E. Expenses. The Seller shall pay (1) the so-called grantor’s tax payable in connection with the transfer of the Project to Purchaser, (2) all of its own legal costs, (3) one-half of any escrow or closing fees charged by the Title Company, and (4) any fees charges by the lessors under the Equipment Leases for the transfer of the Equipment Leases to Purchaser and any expenses incurred in connection with the transfer of any vehicles included in the Personal Property to Purchaser. Purchaser shall pay (1) any and all documentary or transfer taxes payable in connection with the recording of the deed provided in this Agreement except for the so-called grantor’s tax, (2) all expenses of or related to the policies of owner’s title insurance (including, but not limited to, insurance premiums, the costs of endorsements and the cost of reinsurance), except for the costs of any endorsements which Seller is obligated to obtain pursuant to the terms hereof, (3) all of its own legal and due diligence costs, (4) the cost of the survey of the Project, (5) one-half of any escrow or closing fees charged by the Title Company. Any other closing costs not specifically allocated to either Seller or Purchaser under this Agreement shall be allocated to the party customarily bearing such cost in the county where the Project is situated.

F. Title. Provided Purchaser has satisfied its obligations under the Title Commitment, it shall be a condition of Closing that the Title Company issue to Purchaser in form and substance acceptable to Purchaser, an ALTA owner’s policy of title insurance or equivalent (the “Owner’s Policy”) with Purchaser named as insured, dated as of the Closing Date, with a liability limit equal to the Purchase Price, and with reinsurance in amounts and with companies acceptable to Purchaser, insuring that fee title to the Land and Improvements are vested in Purchaser, subject only to the Permitted Exceptions and Tenant Leases. The Owner’s Policy shall include the following express affirmative coverage (either by the express terms of the Owner’s Policy or by title endorsements), all in form and substance reasonably acceptable to Purchaser provided the Title Company has committed to issue, without any conditions, such coverage during the Title Review Period:

(a) protection against (i) liens for labor, services or materials whether or not of record; (ii) parties in possession (other than tenants under Tenant Leases, as such tenants only); (iii) unrecorded easements; (iv) taxes or special assessments not shown by the public records; and (v) exceptions which a correct survey would disclose;

(b) a long form (3.1) zoning endorsement including insurance that the Project is in compliance with all zoning requirements relating to parking and loading docks;

(c) if the legal description for the Land contains more than one parcel, a contiguity endorsement for each of the parcels which comprise the Land insuring that such parcels are contiguous parcels of real estate;

(d) coverage insuring that the Project has access, that the Project abuts on physically open streets and that the property insured in the Owner’s Policy is the same as that shown on the Survey (defined below);

(e) the owner’s equivalent of a so-called Comprehensive Endorsement No. 1, insuring that there are no encroachments over property lines or easements and that there are no violations of any covenants, conditions or restrictions of record;

(f) a endorsement insuring that the Project includes only the tax parcel numbers listed on the Owner’s Policy and that none of such numbers covers property other than the Project;

(g) an endorsement insuring that all utilities serving the Project come through publicly dedicated streets or valid, perpetual easements;

(h) an endorsement insuring over all survey exceptions; and

(e) an endorsement that the Project complies with all subdivision laws

Except with the prior written approval of Purchaser and except as expressly set forth in this Agreement, Seller shall not deliver (nor cause or permit to be delivered) to the Title Company, on behalf of the Seller, any indemnities of the Seller relating to the issuance of the Owner’s Policy. If the Title Policy discloses any liens or encumbrances which are not Permitted Exceptions and which Seller is obligated to cure pursuant to the terms of this Agreement, Purchaser may remove such liens at the Closing by paying so much of the Purchase Price to the holders of such liens as is necessary to do so.

G. Guest Property. The parties shall arrange for hotel guests to sign new deposit box or other appropriate receipts on the day before the Closing Date with respect to baggage, personal property, laundry, valet packages and other property of hotel guests checked or left in the care of Seller by transient hotel guests or tenants; and, to the extent such receipts are not obtained, such property shall be sealed, listed in an inventory prepared and signed jointly by the parties as of the Closing Date, and Purchaser shall be responsible from and after the Closing Date for all such property listed in said inventory. Seller shall be responsible for all items allegedly left at the Project by guests prior to Closing and not listed on said inventory.

SECTION 8. LIQUOR LICENSE. The Seller and the Hotel Manager currently hold a Wine and Beer On Premises License and a Mixed Beverage License for seating capacity of over 150 seats (collectively the “Existing ABC License”) from the Virginia Department of Alcoholic Beverage Control (the “Department”). In connection with the sale of the Project, the parties agree that (a) the Purchaser shall promptly upon execution hereof begin the process of obtaining its own ABC licenses, (b) prior to the Purchaser commencing its operation of the Project, Purchaser shall enter into a lease, management agreement or other arrangement with the Hotel Manager whereby (i) the Hotel Manager shall be responsible for all restaurant, food and beverage and alcoholic beverage operations at the Hotel and (ii) all gross revenues from restaurant and food and beverage sales (including without limitation the sale of alcoholic beverages) shall be placed in escrow until such time as Purchaser shall have obtained its own ABC license, and (c) Purchaser agrees to reasonably cooperate (whether before or after the Closing Date) in Seller’s efforts to obtain confirmation from the Department that upon sale of the Hotel Seller is automatically removed from the Existing ABC License (or administratively removed), leaving the Hotel Manager as the sole licensee thereunder provided such removal does not affect the Hotel Manager’s liquor license for the Project.

Purchaser acknowledges that Seller has made no representation or warranty whatsoever with respect to the ability or inability of Purchaser to legally conduct sales of alcoholic beverages at the Premises utilizing the Existing ABC License following Closing, and that Purchaser is relying solely on its on investigations and consultations with its own advisors with respect thereto, and hereby releases any claims Purchaser may have with respect thereto. Purchaser covenants and agrees to comply, and to cause Hotel Manager to comply, with all laws, ordinances, rules and regulations applicable to the sale of alcoholic beverages at the Premises, and indemnifies and agrees to defend, with counsel reasonably satisfactory to Seller, the Seller, including all of its agents, employees, successors or assigns from any and all liability and/or expenses incurred by the Seller, including but not limited to attorneys’ fees, fines, damage awards and/or settlements, that arise in any way from the Purchaser’s or Hotel Manager’s sale of alcoholic beverages at the Premises from and after the date of Closing, including without limitation claims of violations of applicable laws, ordinances rules and regulations. Additionally, the Purchaser shall obtain insurance of at least $10,000,000 that covers liability claims against the Seller arising from the sale of alcoholic beverages following the Closing. The terms of this insurance coverage must be reasonably acceptable to Seller and all costs of such insurance shall be paid by Purchaser. Purchaser shall cause its policy insurance to add Seller as an additional insured under such policy.

SECTION 9. WAIVER. Each party hereto may, at any time or times, at its election, waive any of the conditions to its obligations hereunder by a written waiver expressly detailing the extent of such waiver (and no other waiver or alleged waiver by such party shall be effective for any purpose except as expressly set forth in this Agreement with respect to certain acts or failures to act of Purchaser). No such waiver shall reduce the rights or remedies of such party by reason of any breach by the other party or parties of any of its or their obligations hereunder.

SECTION 10. BROKERS. Seller shall pay the brokerage commission of .75% to Aztec Leisure Corp. (which Seller represents and warrants is the only broker utilized by Seller in connection with the transaction contemplated herein). Purchaser represents and warrants that it has not hired any brokers or finders in connection with the Project or this transaction. If any additional claims for brokers’ or finders’ fees for the consummation of this Agreement arise, then Purchaser hereby agrees to indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Purchaser, and Seller hereby agrees to indemnify, save harmless and defend Purchaser if such claims shall be based upon any statement, representation or agreement made by Seller.

SECTION 11. SURVIVAL; FURTHER INSTRUMENTS. All warranties, representations, covenants, obligations and agreements contained in or made pursuant to this Agreement shall survive the Closing hereunder and the transfers and conveyances and other transactions hereunder or contemplated hereby and any and all performances hereunder until the second anniversary of the Closing Date, subject to the contrary provisions related to survival expressly set forth herein. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement and as is consistent with this Agreement.

SECTION 12. NO THIRD PARTY BENEFITS. This Agreement is made for the sole benefit of Purchaser and Seller and their respective successors and assigns (subject to the limitation on assignment set forth in Section 14 below), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement. Whether or not either party hereto elects to employ any or all the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party’s actions or omissions pursuant hereto or otherwise in connection with this Agreement or the transactions contemplated hereby.

SECTION 13. REMEDIES. If Seller shall default hereunder prior to Closing, Purchaser shall be entitled to sue for specific performance of this Agreement in addition to any other rights and remedies it may have at law or equity. If Purchaser shall default hereunder, Seller’s sole and exclusive remedy shall be to collect the Earnest Money as liquidated damages, Seller hereby waiving all other claims and remedies. Seller shall have no liability after Closing for the breach of any representations or warranties set forth in this Agreement except to the extent the loss suffered by Purchaser as a result of such breaches exceeds $25,000 in the aggregate, and in no event shall Seller’s liability under this Agreement as a result of such breaches exceed $1,500,000 in the aggregate.

SECTION 14. MISCELLANEOUS. This Agreement (including all Exhibits hereto) contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters; provided, however, any Exhibits which are not attached hereto upon execution of this Agreement shall be attached hereto with the approval of both parties within two (2) business days after execution of this Agreement. The table of contents and section headings shall not be used in construing this Agreement. Except as otherwise provided above, no remedy conferred upon a party in this

Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Except as herein expressly provided, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature) and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default. This Agreement shall be construed and enforced in accordance with the laws of the state where the Project is located. Purchaser may not assign its rights under this Agreement (except to an entity affiliated with Purchaser) without the prior written consent of Seller (in which event the transferee shall assume in writing all of the transferor’s obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by the party against whom any amendment, change or modification is sought.

SECTION 15. NOTICES. All notices and other communications which either party is required or desires to send to the other shall be in writing and shall be sent by messenger, facsimile, reputable overnight courier or registered or certified mail, postage prepaid, return receipt requested. Notices and other communications shall be deemed to have been given on the date of actual receipt. If a notice is sent by facsimile, a copy of the notice shall be sent by one of the other methods specified above. Notices shall be addressed as follows:

(a)	To Seller:

c/o Lennar Partners - Southeast Region

101 Marietta Street, Suite 3600

Atlanta, Georgia 30303

Attention: Mark T. Briggs

Facsimile No.: (404) 892-4450

Telephone No.: (404) 874-8100

with a copy to:

[add address of Flautt Entities and Counsel as specified by such parties]

With a copy to:

J. Patrick Galvin, Esq.

Lennar Partners – California

4350 Von Karman Avenue

Newport Beach, CA 92660

Facsimile No.: 949-885-8501

Telephone No.: 949-885-8500

And to:

Fincher& Anthony, LLP

101 Marietta Street, Suite 3650

Atlanta, Georgia 30303

Attention: Michael E. Fincher, Esq.

Facsimile No.: (404) 873-7932

Telephone No.: (404) 817-3963

(b)	To Purchaser:

c/o LaSalle Hotel Properties

4800 Montgomery Lane, Suite M25

Bethesda, Maryland 20814

Attention: Chief Operating Officer

Facsimile No. (301) 941-1553

with a copy to:

Hagan & Associates

200 East Randolph Drive

Chicago, Illinois 60601

Attention: R. K. Hagan

Facsimile No. (312) 228-0982

or to such other person and/or address as shall be specified by either party in a notice given to the other pursuant to the provisions of this Paragraph.

SECTION 16. ATTORNEYS’ FEES. In the event either party institutes legal proceedings to enforce its rights hereunder, the prevailing party in such litigation shall be paid all reasonable expenses of the litigation by the losing party, including its attorneys’ fees.

SECTION 17. CONFIDENTIALITY. Except for any disclosures required by law or the Securities and Exchange Commission, including, without limitation, Regulation FD, Seller and Purchaser agree to keep this Agreement and all information delivered pursuant hereto confidential and not disclose or make any public announcements with respect to the subject matter hereof without the consent of the other party; provided, however, either party may make disclosures to the Operator, governmental agencies and its advisors, lenders and investors to the extent reasonably necessary to consummate the transactions set forth herein.

SECTION 18. AUDIT. At Purchaser’s request, Seller will obtain audited financial statements (the “Section 3.05 Financials”) for the Project for the most recent three fiscal years which have been prepared in accordance with Rule 3.05 of Regulation S-X of the SEC Rules and Regulations by an accounting firm which has been approved by the Securities and Exchange Commission (the “SEC”). Receipt of the Section 3.05 Financials is not a condition to Purchaser’s obligation to close. Seller’s obligation to cooperate shall survive the Closing until receipt by Purchaser of the Section 3.05 Financials. Purchaser will reimburse Seller for the cost of the 3.05 Financials up to a maximum of $50,000.

SECTION 19. LIKE KIND EXCHANGE. Each party agrees to reasonably cooperate with the other in effecting an exchange transaction which includes the Project pursuant to Section 1031 of the United States Internal Revenue Code (an “Exchange”), provided that any Exchange initiated by either party shall be at initiating party’s sole cost and expense and shall not delay the Closing. Without limiting the generality of the foregoing, the following provisions shall apply in the event either party (the “Requesting Party”) desires to effectuate an Exchange:

(a) The Requesting Party, at its option, may assign its right in, and delegate its duties (in part or in whole) under this Agreement, as well as the transfer of its interest in the Property, to a qualified intermediary (“Qualified Intermediary”) selected by the Requesting Party provided the Requesting Party shall continue to remain liable for its obligations hereunder and under the documents to be delivered by the Requesting Party pursuant hereto;

(b) Qualified Intermediary shall have no liability to the other party (the “Other Party”), and the Other Party shall release the Qualified Intermediary from any claims by Purchaser in connection with the Exchange;

(c) The Other Party agrees to cooperate with the Requesting Party in connection with the Exchange, including the execution of documents (including, but not limited to, escrow instructions and amendments to escrow instructions) therefore reasonably requested by the Requesting Party;

(d) The Other Party shall in no way be obligated to pay any escrow costs, brokerage commissions, title charges, survey costs, recording costs or other charges incurred with respect to the Requesting Party’s replacement property in the Exchange;

(e) The Closing shall not be contingent or otherwise subject to the consummation of the Exchange;

(f) Escrow shall timely close in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the consummation of the Exchange;

(g) The Other Party shall have no responsibility or liability on account of the Exchange to any third party involved in the Exchange;

(h) The Other Party shall not be required to make any representations or warranties nor assume any obligations, nor spend any out-of-pocket sum in connection with the Exchange;

(i) All representation, warranties, covenants and indemnification obligations of Requesting Party to the Other Party whether set forth in this Agreement or otherwise existing at law or at equity, shall inure to the benefit of the Other Party and shall remain the obligation of the Requesting Party, notwithstanding the Exchange; and

(j) All representations, warranties, covenants and indemnification obligations of the Other Party to the Requesting Party whether set forth in this Agreement or otherwise existing at law or at equity, shall inure to the benefit of the Requesting Party and shall remain the obligation of the Other Party, notwithstanding the Exchange.

SECTION 20. HOLDBACK. Seller shall retain a liquid net worth of at least $1,500,000 for the period commencing on the Closing and ending nine(9) months after the Closing, which liquid net worth can be used to satisfy Seller’s obligations hereunder after the Closing; and, if Purchaser makes a claim for breach of Seller’s obligations hereunder during such period, Seller shall continue to maintain a liquid net worth at least equal to such claim, up to a maximum amount of $1,500,000 until such claim has been finally resolved. Alternatively, Seller may satisfy (i) eighty percent (80%) of the liquidity requirement with respect to the surviving obligations by providing for the direct, several obligation of LNR Property Corporation or by providing for a letter of credit or other form of credit enhancement reasonably satisfactory to Purchaser and (ii) the Flautt general partner shall satisfy twenty percent (20%) percent of such liquidity requirement by providing an escrow for $300,000 with the Title Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LNR ALEXANDRIA LIMITED PARTNERSHIP, a Delaware limited partnership

By:	LNR Alexandria Holdings, a Virginia corporation,

	By:	/s/ MARK T. BRIGGS

	Name:	Mark T. Briggs

	Title:	Vice President

By:	FLAUTT/Alexandria, INC., a Virginia corporation

	By:	/s/ ROBERT T. KAMM

	Name:	Robert T. Kamm

	Title:	Vice President

LASALLE HOTEL OPERATING PARTNERSHIP, L.P., A Delaware limited partnership
By:	LaSalle Hotel Properties, a Maryland real estate investment trust, its general partner

	By:	/s/ HANS S. WEGER

	Name:	Hans S. Weger

	Title:	Chief Financial Officer